Exhibit 10.25

CRESCENT FINANCIAL CORPORATION
CRESCENT STATE BANK
AMENDED AND RESTATED DIRECTORS’ COMPENSATION PLAN
Adopted October 27, 2009

By a vote of the Board of Directors of Crescent State Bank, (hereinafter referred to as the “Bank”) on the 22nd day of February, 2005, the Bank established the Crescent State Bank Directors’ Compensation Plan (hereinafter referred to as the “Plan”) to allow eligible directors the opportunity to participate in the Plan.  The Plan has been amended from time to time by action of the Board of Directors of the Bank and its Compensation Committee.  This Amended and Restated Plan reflects changes adopted since 2005.  Through Resolution, this Amended and Restated Plan has been adopted by the Board of Directors of Crescent Financial Corporation, (the “Company”) the parent holding company for the Bank.  This Amended and Restated Plan (hereinafter referred to as the “Plan”), having been duly adopted by the boards of directors of both the Company and the Bank by Resolution on 27 October 2009, supersedes the 22 February 2005 Plan.

I.   ELIGIBILITY AND PARTICIPATION

Those individuals who are members of the Board of Directors of the Company and/or Bank shall be eligible to become a participant in this Plan.  A member of the Board of Directors of the Company or the Bank who chooses to participate in the Plan (hereinafter referred to as the “Participant”) shall complete and file a written statement with the Bank notifying the Bank of his or her election to participate in the Plan (the "Election Form").  A copy of the Election Form is attached hereto and marked as Exhibit A.  If a Participant later chooses to discontinue participation in the Plan, the Participant shall notify the Bank in writing.

II.	FEES

The amounts contributed to this Plan shall be any and all fees paid to the Participant for the Participant’s services as a director, including but not limited to annual retainer fees, meeting fees, and committee fees, plus a bonus equal to forty percent (40%) of such fees (collectively, the "Fees").  Fees contributed to this Plan shall be transferred to an account in the name of the Participant (the "Compensation Account") subject to the requirement of Section IV hereof.

III.	PURCHASING AGENT AND PARTICIPANT'S COMPENSATION ACCOUNT

A.	Purchasing Agent:

Concurrent with adoption of this Plan, the Company will appoint a third party to act as a purchasing agent (hereinafter referred to as the "Purchasing Agent"), enter into an Agency Agreement with the Purchasing Agent and, pursuant to the Agency Agreement and this Plan, shall transfer Participants' Fees (collectively, the "Contributions") to the Purchasing Agent.  With the Contributions, the Purchasing Agent shall purchase shares of common stock of Crescent Financial Corporation (the "Common Stock") during the sixty days following the receipt of the Contributions. Such purchases shall be made on the open market or in privately negotiated transactions.  The Company and/or the Bank shall transfer to the Purchasing Agent the Contributions as of the day of the month or quarter on which such Contributions would otherwise have been paid to the Participants in the absence of the Plan.

B.	Purchase of Common Stock:

The purchase price per share of Common Stock purchased either on the open market or in privately negotiated transactions will be the weighted average of the total price paid by the Purchasing Agent for all shares that were purchased by the Purchasing Agent in respect of a particular calendar quarter (the "Market Price Average").

C.	Participants' Compensation Accounts:

The Purchasing Agent shall establish and maintain a Compensation Account on behalf of each Participant.  A Participant's Compensation Account shall be credited with (i) the Participant's Fees not already invested in Common Stock, and (ii) shares of Common Stock and any fraction thereof, which shall equal the proportionate share of the Participant's Fees in the total purchase price of the Common Stock in respect of a particular quarter divided by the Market Price Average for that quarter. Each Compensation Account of a Participant shall be maintained by the Purchasing Agent until the assets held therein have been distributed to or on behalf of such Participant or to the beneficiary(ies) of the Participant.  The value of the assets held in each Compensation Account shall be calculated at least monthly by the Purchasing Agent and reported to each Participant.

(i)
Dividends: Any cash dividends paid on the Common Stock, shall be added to the Compensation Account of each Participant and shall be utilized in the same manner as Fees to purchase shares of Common Stock.  Any stock dividends paid on the Common Stock shall be credited to the Compensation Account of each Participant.

IV.	ASSET DISTRIBUTION OF PARTICIPANT'S COMPENSATION ACCOUNTS

A.	Asset Distribution of Participant's Compensation Account:

Distribution of assets held in each Participant's Compensation Account shall be in the form of Common Stock and cash for any fractional shares held thereof.  Any Fees held in the Compensation Account not invested in Common Stock shall be distributed to the Participant in the form of Cash.  Distribution of the assets held in a Participant’s Compensation Account shall not commence or occur until after the first day of the calendar month following: (i) the end of a Participant's term of office due to resignation, removal, failure to be re-elected or retirement; or (ii) revocation of the Plan.  Promptly after such date, the Bank shall communicate instructions in writing to the Purchasing Agent to distribute the assets held in the Compensation Account of a Participant who has resigned, been removed, failed to be re-elected or retired, or, in the event the Plan is revoked, the assets in the Compensation Accounts of all Participants.

(i)	Retirement: Retirement age for directors shall be as specified in the bylaws of the Company or the Bank, as applicable.

V.	ADMINISTRATION AND CLAIMS

A.	Plan Administrator:

The Plan Administrator of this Plan shall be the Bank until its resignation or removal by the Board.  As Plan Administrator, the Bank shall be responsible for the management and administration of this Plan.  The Plan Administrator may delegate to others certain aspects of the management and operational responsibilities of this Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over assets held pursuant to this Plan and such assets are not transferred to the Participant (or to the Participant’s beneficiary(ies) in the case of the Participant’s death) and such claimant feels he or she is entitled to receive the assets hereunder, then a written claim must be made to the Plan Administrator named above, or its successor, within sixty (60) days from the date the transfer of assets is refused.  The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, it shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim.  Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.  A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid sixty (60) day period.

If a claimant desires a second review he or she shall notify the Plan Administrator in writing within sixty (60) days of the first claim denial.  Claimants may review this Plan or any documents relating hereto and submit any written issues and comments it deems appropriate.  In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

If a claimant continues to dispute the refusal to transfer assets, then that claimant may submit the dispute to an arbitrator for final arbitration.  The arbitrator shall be selected by mutual agreement of the Plan Administrator and the claimant.  The arbitrator shall operate under any generally recognized set of arbitration rules.  The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

VI.	COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, no payments shall be made except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement with any stock exchange to which the Company is a party, and the rules of any domestic stock exchange on which the shares of Common Stock may be listed.  The Bank and the Company shall have the right to rely on an opinion of counsel as to such compliance.  Any certificates for shares issued to evidence Common Stock may bear such legends and statements as the Board of Directors of the Company may deem to be advisable to assure compliance with federal and state laws and regulations.  No Common Stock shall be issued and no certificates shall be delivered under this Plan until the Company and, to the extent applicable, the Bank shall have received such approvals as either may deem advisable from regulatory bodies having jurisdiction over such matters.

VII.	MISCELLANEOUS

A.	Amendment or Revocation:

It is understood that, during the lifetime of the Participant, this Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Participant, the Company, the Bank, and the Purchasing Agent.  In the event the Plan is revoked, no additional Fees will be transferred to the Purchasing Agent for the fiscal year in which the Plan is revoked.  Distribution of each Participants’ Compensation Account upon revocation of the Plan will be made in accordance with Section IV.

B.	Gender:

Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

C.	Effect on Other Plans:

Nothing contained in this Plan shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Company’s or the Bank’s existing or future compensation structure.

D.	Headings:

Headings and subheadings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

E.	Partial Invalidity:

If any term, provision, covenant, or condition of this Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and this Plan shall remain in full force and effect notwithstanding such partial invalidity.

F.	Continuation as Participant:

Neither this Plan nor the payments of any benefits hereunder shall be construed as giving to the Participant any right to be retained as a member of the Board of Directors of the Company or the Bank.

G.	Applicable Law:

This Plan shall be governed and construed in accordance with the laws of the State of North Carolina.

              IN WITNESS WHEREOF, the undersigned has executed this Plan instrument, as amended, by authority of its Board of Directors this 27th day of October, 2009.

CRESCENT FINANCIAL CORPORATION
AND
CRESCENT STATE BANK
Cary, North Carolina

By:	/s/ Michael G. Carlton
Michael G. Carlton, President & CEO